UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2012

FREIGHTCAR AMERICA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-51237	25-1837219
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Two North Riverside Plaza, Suite 1300 Chicago, Illinois		60606
(Address of principal executive offices)		(Zip Code)

(800) 458-2235

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 4, 2013, FreightCar America, Inc. (the “Company”) announced that it has appointed Kathleen M. Boege as its General Counsel and Corporate Secretary, effective January 14, 2013. Ms. Boege succeeds Laurence M. Trusdell, who is retiring and gave notice of termination of his employment on December 28, 2012, effective December 31, 2012.

Ms. Boege, 46, joins the Company from Bally Total Fitness Corporation (“Bally”), an operator of fitness clubs, where she has served since August 2011 as Chief Administrative Officer, General Counsel and Secretary. She joined Bally in February 2007 as Vice President, Associate General Counsel and Assistant Secretary, and subsequently served as Senior Vice President, General Counsel (January 2008 – July 2011) and Interim Senior Vice President, Human Resources (April 2009 – March 2010). Prior to joining Bally, Ms. Boege occupied senior legal positions at the Chicago Stock Exchange and practiced business law in Chicago at Jones Day and Wildman, Harrold, Allen & Dixon.

In connection with Ms. Boege’s appointment, the Company and Ms. Boege entered into a letter agreement regarding Terms of Employment (the “Agreement”) dated December 13, 2012 and effective January 14, 2013 (the “Effective Date”). A description of the material terms of the Agreement is set forth below, which description is qualified in its entirety by reference to the Agreement attached hereto as Exhibit 10.1.

(1) Term: Ms. Boege’s employment with the Company is not for a specified term and there is no specified term for the Agreement.

(2) Base Salary: The Company will pay Ms. Boege an initial base salary of $300,000 per year, which is subject to annual review by the Company.

(3) Bonus: Ms. Boege will be entitled to participate in the Company’s annual cash incentive plan applicable to senior executives (the “Bonus Plan”) and to earn a bonus (“Bonus”) for each fiscal year of the Company ending during her employment. Her target Bonus is 50% of her base salary, upon achievement of a target level of performance set forth in the Bonus Plan, and is payable within 2.5 months after the end of the relevant fiscal year. Her maximum Bonus may be as much as 75% of her base salary.

(4) Long-Term Incentive and Other Executive Compensation Plans: Ms. Boege will be eligible to participate in all of the Company’s equity-based and cash-based long-term incentive and other executive and deferred compensation plans on a basis no less favorable than other similarly situated executives. Ms. Boege’s participation in the Company’s 2005 Long Term Incentive Plan for 2013 will take the form of the sign-on award described in the next paragraph.

(5) Sign-On Award: On the Effective Date, the Company will award Ms. Boege options under the Company’s 2005 Long Term Incentive Plan to purchase 3,250 shares of the Company’s common stock, vesting in three equal annual installments beginning on the first anniversary of the Effective Date. This option award would become fully vested upon a change in control. In addition, on the Effective Date, the Company will award Ms. Boege under the Company’s 2005 Long Term Incentive Plan 1,200 restricted shares of the Company’s common stock, vesting in three equal annual installments beginning on the first anniversary of the Effective Date. This restricted share award would become fully vested upon a change in control.

(6) Other Amounts: Ms. Boege will be entitled to participate in each of the Company’s employee retirement, savings, welfare and fringe benefit plans, and perquisites, offered to its senior executives. She will be entitled to at least four weeks of paid annual vacation, and reimbursement by the Company for all business expenses (including entertainment) incurred in connection with her duties.

(7) Termination Payments: Pursuant to the Agreement, Ms. Boege’s employment may be terminated by the Company or Ms. Boege upon notice to the other party. Upon a termination of Ms. Boege’s employment for any reason, she will be entitled to (i) accrued base salary and accrued and unused vacation through the date of termination, (ii) any earned and unpaid prior fiscal year bonus and (iii) any accrued and vested benefits and unreimbursed expenses incurred and unpaid on the date of termination. In addition, Ms. Boege will be a participant in the Company’s Executive Severance Plan, which sets forth Ms. Boege’s benefits upon termination of employment or a change in control. Under this plan, upon involuntary termination of employment without “cause” or termination of employment for “good reason,” Ms. Boege would be entitled to continuation of base salary for a period of 12 months, an amount equal to the average of the annual bonuses paid to her for the last two full years and continuation of certain health benefits for a period of 12 months.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 10.1	Letter agreement regarding Terms of Employment dated December 13, 2012 by and between FreightCar America, Inc. and Kathleen M. Boege.

Exhibit 99.1	Press release of FreightCar America, Inc. dated January 4, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FreightCar America, Inc.

Date: January 4, 2013	By:	/s/ Joseph E. McNeely
	Name:	Joseph E. McNeely
	Title:	Vice President Finance, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 10.1	Letter agreement regarding Terms of Employment dated December 13, 2012 by and between FreightCar America, Inc. and Kathleen M. Boege.

Exhibit 99.1	Press release of FreightCar America, Inc. dated January 4, 2013.